EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2017 Results

Transformation of nTelos to Sprint Affiliate Model Completed

  - Third Quarter Net Income Improved $11.1 million

EDINBURG, Va., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three months ended September 30, 2017.

Consolidated Third Quarter Results

For the quarter ended September 30, 2017, the Company reported net income of $3.5 million, compared to a net loss of $7.6 million in the third quarter of 2016, representing an improvement of $11.1 million, or 146.5%. This improvement primarily relates to improved results in the Cable and Wireline segments, the reductions in the integration and acquisition expenses related to the transformation of nTelos to the Sprint Affiliate model, partially offset by higher interest on the increased balance of outstanding debt as a result of the nTelos acquisition.  The Company is also excited to report that the integration of nTelos' operations, the transition of its customers, and the upgrade of the network have been completed ahead of schedule.

Total revenues were $151.8 million, a decrease of 3.2% compared to $156.8 million for the 2016 third quarter. Wireless service revenues decreased 3.2% as a result of lower average revenue per subscriber.  Of the former nTelos customers, approximately 65% of prepaid and 75% of postpaid migrated to the Sprint platform. Cable segment revenues increased 9.2% due to an increase in High Speed Data and voice Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, and new and existing customers selecting higher-speed data packages.  Wireline segment revenues increased 6.0% due to increases in fiber revenue.

Total operating expenses were $142.3 million in the third quarter of 2017 compared to $160.8 million in the prior year period, a decrease of $18.5 million or 11.5%.  Operating expenses in the third quarter of 2017 included $2.9 million of integration and acquisition costs associated with the nTelos acquisition and the exchange transaction with Sprint, compared to $20.2 million in the same quarter last year.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) decreased 9.3% to $66.9 million in the third quarter of 2017 from $73.7 million in the third quarter of 2016. Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee) decreased 9.8% to $57.9 million from $64.2 million.

President and CEO Christopher E. French commented, “We delivered solid results in the third quarter of 2017 with the most notable achievement being our completion of the transformation of nTelos into the Sprint Affiliate model, which we accomplished a full quarter ahead of schedule and under budget.  The transformation included upgrading the nTelos wireless network to a state-of-the art 4G LTE network, which will allows us to capitalize on the fourth quarter selling season.  We have launched the biggest advertising campaign in our Company’s history to highlight our enhanced network and drive new customer growth.”

Wireless Segment

Third quarter wireless service revenues decreased $3.6 million or 3.2%, primarily related to a reduction in average revenue per customer as a higher percentage of our postpaid customer base moved from higher revenue subsidized phone price plans to lower revenue price plans associated with leased and installment sale phones.

Shentel served 727,954 wireless postpaid customers at September 30, 2017, up 1.3% over September 30, 2016.  Third quarter postpaid churn was 2.19% for the total company and 1.66% in the Legacy area. Excluding the impact of churn caused by customer migrations, the total Company churn was 1.85%.  The Company had a net loss of 4,710 postpaid customers in the quarter with the Legacy area adding 2,878. Excluding the customer loss due to nTelos customer migration, the Company had net adds of approximately 5,700. As of September 30, 2017, tablets and data devices were 7.6% of the postpaid base reflecting a net loss of 1,388 in the quarter.

Shentel served 224,609 prepaid wireless customers at September 30, 2017, a decrease of 20 thousand compared to the third quarter of last year.  The decrease includes the 24 thousand prepaid customer reduction in the fourth quarter 2016 due to Sprint decreasing the length of time an inactive customer would be carried in the customer counts. Total third quarter prepaid churn was 5.25% and 5.04% in the Legacy area.  The Company had net additions of 2,571 prepaid customers in the third quarter of 2017, with the Legacy area net additions of 1,942.

As previously reported, the prepaid migration was completed in late December 2016, and the outsourced prepaid billing arrangement was terminated. Shentel completed the migration of the postpaid nTelos customers and the upgrade of the network September 30, 2017.

Third quarter 2017 Adjusted OIBDA in the Wireless segment was $54.2 million, a decrease of 13.3% from the third quarter of 2016.  Continuing OIBDA in the Wireless segment was $45.2 million, down 14.7% from the third quarter of 2016.

Mr. French continued, “During the third quarter we completed the migration of postpaid nTelos customers and as expected we saw higher customer churn in the quarter as we reached the end of the migration period.  With the transition activities complete, we now turn our full focus on marketing our improved network, extended geographic coverage area and enhanced service offerings to attract new customers and grow our base of both prepaid and postpaid subscribers.  We are excited about the opportunity to provide our comprehensive price plans and state-of-the art network to an expanding consumer base.”

Cable Segment

Service revenues in the Cable segment increased $2.0 million or 8.0% to $26.9 million, primarily due to growth in High Speed Data and Voice RGUs, video rate increases implemented in January 2017 to pass through programming cost increases, and new and existing customers selecting higher speed data packages.  Operating expenses increased 4.7% or $1.2 million in the third quarter of 2017. Operating income was $3.6 million compared with $2.3 million in the prior year, primarily due to the continued transformation of our Cable segment from a video focus to broadband.  In the third quarter the Company added 1,483 High Speed Data users and 327 voice users, and lost 869 video users.

Adjusted OIBDA in the Cable segment for third quarter 2017 was $10.0 million, up 21.1% from $8.2 million in the third quarter of 2016.

“We have established a robust network to address high consumer expectations for speed and reliability from their cable provider.  Our network provides the high speed bandwidth and availability that our customers demand, providing an advantage in the competitive marketplace as we look to capture new customers and grow with our existing subscribers as they upgrade their service packages,” Mr. French stated.

Wireline Segment

Revenue in the Wireline segment increased 6.0% to $19.9 million in the third quarter of 2017, as compared to $18.7 million in the third quarter of 2016.  Carrier access and fiber revenue for the third quarter of 2017 was $13.2 million, an increase of 6.9% from the same quarter last year, primarily as a result of new fiber contracts. Increases in broadband service revenue offset the loss of regulated voice service revenue.  Operating expenses increased 5.9% or $0.8 million to $14.8 million for third quarter 2017, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in the Wireline segment for third quarter 2017 was $8.4 million, as compared to $7.7 million in third quarter 2016.

Other Information

Capital expenditures were $39.8 million in the third quarter of 2017 compared to $42.7 million in the comparable 2016 period. To date, the company has spent or committed $132.9 million of the estimated 2017 capital budget.

Cash and cash equivalents as of September 30, 2017 were $75.5 million, compared to $36.2 million at December 31, 2016. Total outstanding debt at September 30, 2017 totaled $833.0 million, net of unamortized loan costs, compared to $829.3 million as of December 31, 2016.  At September 30, 2017, debt as a percent of total assets was 57.6%. The amount available to the Company through its revolver facility was $75.0 million.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast Thursday, November 2, 2017, at 10:00 A.M. Eastern Time.

Teleconference Information:

November 2, 2017 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 2275277
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through November 10, 2017 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2017	December 31, 2016

Cash and cash equivalents	$75,467	$36,193
Other current assets	97,750	125,272
Total current assets	173,217	161,465

Investments	11,319	10,276

Net property, plant and equipment	683,355	698,122

Intangible assets, net	421,672	454,532
Goodwill	146,497	145,256
Deferred charges and other assets, net	11,012	14,756
Total assets	$1,447,072	$1,484,407

Total current liabilities	129,537	164,263
Long-term debt, less current maturities	778,686	797,224
Other liabilities	239,504	227,026
Total shareholders' equity	299,345	295,894
Total liabilities and shareholders' equity	$1,447,072	$1,484,407

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Operating revenues	$151,782	$156,836	$458,920	$379,716

Operating expenses:
Cost of goods and services, exclusive of depreciation and amortization shown separately below	55,834	58,317	162,976	140,354
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	42,199	40,369	125,374	96,263
Integration and acquisition expenses	1,706	15,272	9,873	35,801
Depreciation and amortization	42,568	46,807	132,297	96,961
Total operating expenses	142,307	160,765	430,520	369,379
Operating income (loss)	9,475	(3,929)	28,400	10,337

Other income (expense):
Interest expense	(9,823)	(8,845)	(28,312)	(16,369)
Gain (loss) on investments, net	202	127	395	237
Non-operating income (loss), net	1,003	1,400	3,482	2,910
Income (loss) before income taxes	857	(11,247)	3,965	(2,885)

Income tax expense (benefit)	(2,677)	(3,651)	(1,830)	(2,174)
Net income (loss)	$3,534	$(7,596)	$5,795	$(711)

Earnings (loss) per share:
Basic	$0.07	$(0.16)	$0.12	$(0.01)
Diluted	$0.07	$(0.16)	$0.12	$(0.01)
Weighted average shares outstanding, basic	49,133	48,909	49,100	48,768
Weighted average shares outstanding, diluted	49,959	48,909	49,869	48,768

Non-GAAP Financial Measures

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; impairment of assets gains and losses on asset sales; straight-line adjustments for the waived management fee by Sprint; amortization of the affiliate contract expansion intangible asset reflected as a contra revenue; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.  Continuing OIBDA is defined by us as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint over the next approximately six-year period, showing Sprint’s support for our acquisition and our commitment to enhance the network.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  they do not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as financial performance measures that supplement but do not replace the information reflected in our GAAP results.

The following table shows Adjusted OIBDA  and Continuing OIBDA for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Adjusted OIBDA	$66,904	$73,746	$209,895	$170,166
Continuing OIBDA	$57,943	$64,228	$182,827	$154,554

The following table reconciles Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2017 and 2016:

Consolidated:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Operating income (loss)	$9,475	$(3,929)	$28,400	$10,337
Plus depreciation and amortization	42,568	46,807	132,297	96,961
Plus (gain) loss on asset sales	164	(81)	80	(144)
Plus share based compensation expense	640	496	3,053	2,570
Plus straight line adjustment to management fee waiver	4,320	4,640	12,960	7,687
Plus amortization of intangible netted in revenue	5,242	5,593	15,563	8,883
Plus amortization of intangible netted in rent expense	1,580	—	2,173	—
Plus temporary back office costs to support the billing operations through migration (1)	1,209	4,948	5,496	8,071
Plus integration and acquisition related expenses	1,706	15,272	9,873	35,801
Adjusted OIBDA	$66,904	$73,746	$209,895	$170,166
Less waived management fee	(8,961)	(9,518)	(27,068)	(15,612)
Continuing OIBDA	$57,943	$64,228	$182,827	$154,554

_______________________________________________________
1) Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income by major segment for the three and nine months ended September 30, 2017 and 2016:

Wireless Segment:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Operating income (loss)	$6,745	$(5,407)	$22,234	$20,905
Plus depreciation and amortization	32,929	38,038	104,231	70,026
Plus (gain) loss on asset sales	193	(45)	208	(84)
Plus share based compensation expense	277	246	1,354	1,058
Plus straight line adjustment to management fee waiver (1)	4,320	4,640	12,960	7,687
Plus amortization of intangible netted in revenue	5,242	5,593	15,563	8,883
Plus amortization of intangible netted in rent expense	1,580	—	2,173	—
Plus temporary back office costs to support the billing operations through migration	1,209	4,945	5,495	8,067
Plus integration and acquisition related expenses (2)	1,691	14,499	9,607	19,889
Adjusted OIBDA	$54,186	$62,509	$173,825	$136,431
Less waived management fee (3)	(8,961)	(9,518)	(27,068)	(15,612)
Continuing OIBDA	$45,225	$52,991	$146,757	$120,819

_______________________________________________________
1) Pursuant to the intangible asset exchange with Sprint, the Company recognized an intangible asset for the affiliate contract expansion received.  Consistent with the presentation of related service fees charged by Sprint, the Company recognizes the amortization of this intangible as a contra-revenue over the remaining contract term that concludes November 2029.
2) Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.
3) As part of the Company’s amended affiliate agreement, Sprint agreed to waive the management fee, which is historically presented as a contra-revenue by the Company, for a period of approximately six years.  The impact of Sprint’s waiver of the management fee over the approximate six-year period is reflected as an increase in revenue, offset by the non-cash adjustment to recognize this impact on a straight-line basis over the remaining contract term that concludes November 2029.

Cable Segment:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Operating income	$3,626	$2,282	$10,460	$4,043
Plus depreciation and amortization	6,192	5,860	18,070	17,834
Plus (gain) loss on asset sales	(19)	(19)	(115)	(53)
Plus share based compensation expense	172	108	766	673
Adjusted OIBDA and Continuing OIBDA	$9,971	$8,231	$29,181	$22,497

Wireline Segment:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Operating income	$5,089	$4,792	$15,571	$15,070
Plus depreciation and amortization	3,249	2,822	9,536	8,789
Plus (gain) loss on asset sales	—	—	27	40
Plus share based compensation expense	73	49	319	284
Adjusted OIBDA and Continuing OIBDA	$8,411	$7,663	$25,453	$24,183

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment, including the effects of the nTelos acquisition and the exchange with Sprint on May 6, 2016 and  the acquisition of expansion area on April 6, 2017, as of the dates shown:

	September 30, 2017	December 31, 2016	September 30, 2016	December 31, 2015
Retail PCS Subscribers – Postpaid	727,954	722,562	718,785	312,512
Retail PCS Subscribers – Prepaid (1)	224,609	206,672	245,046	129,855
PCS Market POPS (000) (2)	6,047	5,536	5,536	2,433
PCS Covered POPS (000) (2)	5,157	4,807	4,715	2,224
CDMA Base Stations (sites)	1,544	1,467	1,425	552
Towers Owned	201	196	181	158
Non-affiliate Cell Site Leases	192	202	186	202

_______________________________________________________

1) December 2016 and subsequent periods reported prepaid subscribers includes the impact of a change in the Company's policy as to how long an inactive customer is included in the customer counts. This policy change, implemented in December 2016 effectively reduced prepaid customers by approximately 24 thousand. As of September 2017, The Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
2) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gross PCS Subscriber Additions – Postpaid	43,320	41,563	122,429	85,104
Net PCS Subscriber Additions (Losses) – Postpaid	(4,710)	1,222	(13,675)	1,829
Gross PCS Subscriber Additions – Prepaid (1)	37,653	32,315	112,201	77,010
Net PCS Subscriber Additions (Losses) – Prepaid (1)	2,571	(13,856)	13,259	(21,557)
PCS Average Monthly Retail Churn % - Postpaid (2)	2.19%	2.01%	2.08%	1.71%
PCS Average Monthly Retail Churn % - Prepaid (1) (2)	5.25%	6.09%	5.06%	5.67%

_______________________________________________________

1) The Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
2) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period. Excluding losses associated with the migration of nTelos subscribers to the Sprint network and platform, churn for the three months ended September 30, 2017 and 2016, was 1.85% and 1.64%, respectively.

The September 30, 2017 numbers shown above include the following:

	April 6, 2017	May 6, 2017
	Expansion Area	nTelos Area
Acquired PCS Subscribers - Postpaid	19,067	404,444
Acquired PCS Subscribers - Prepaid	5,962	154,944
Acquired PCS Market POPS (000) (1)	511	3,099
Acquired PCS Covered POPS (000) (1)	244	2,298
Acquired CDMA Base Stations (sites) (2)	—	868
Towers	—	20
Non-affiliate Cell Site Leases	—	10

_______________________________________________________

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.
2) As of September 30, 2017 we have shut down 107 overlap sites.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	September 30, 2017	December 31, 2016	September 30, 2016	December 31, 2015
Telephone Access Lines (1)	18,006	18,443	18,737	20,252
Long Distance Subscribers	9,107	9,149	9,186	9,476
Video Customers (2)	5,110	5,264	5,285	5,356
DSL and Cable Modem Subscribers (1)	14,605	14,314	14,195	13,890
Fiber Route Miles	2,040	1,971	1,916	1,736
Total Fiber Miles (3)	149,944	142,230	133,903	123,891

_______________________________________________________

1) Effective October 1, 2015, we launched cable modem services on our cable plant, and ceased the requirement that a customer have a telephone access line to purchase internet service.  As of September 30, 2017, 1,578 customers have purchased cable modem service received via the coaxial cable network.
2) The Wireline segment’s video service passes approximately 16,500 homes.
3) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	September 30, 2017	December 31, 2016	September 30, 2016	December 31, 2015
Homes Passed (1)	184,881	184,710	184,698	172,538
Customer Relationships (2)
Video customers	45,290	48,512	48,924	48,184
Non-video customers	32,663	28,854	28,469	24,550
Total customer relationships	77,953	77,366	77,393	72,734
Video
Customers (3)	47,379	50,618	51,379	50,215
Penetration (4)	25.6%	27.4%	27.8%	29.1%
Digital video penetration (5)	76.0%	77.4%	76.3%	77.9%
High-speed Internet
Available Homes (6)	184,881	183,826	183,814	172,538
Customers (3)	63,442	60,495	59,852	55,131
Penetration (4)	34.3%	32.9%	32.6%	32.0%
Voice
Available Homes (6)	182,350	181,089	181,077	169,801
Customers (3)	22,419	21,352	21,199	20,166
Penetration (4)	12.3%	11.8%	11.7%	11.9%
Total Revenue Generating Units (7)	133,240	132,465	132,430	125,512
Fiber Route Miles	3,340	3,137	3,124	2,844
Total Fiber Miles (8)	121,331	92,615	84,945	76,949
Average Revenue Generating Units	132,704	131,218	131,707	124,054

_______________________________________________________

1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment has provides digital wireless service to a portion of a multi-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, south-central and western Virginia, West Virginia, and portions of Maryland, North Carolina, Kentucky and Ohio, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers throughout the same multi-state area described above.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable modem services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of central and southern Pennsylvania.

Three Months Ended September 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$107,395	$26,934	$5,126	$—	$—	$139,455
Other	3,871	2,156	6,300	—	—	12,327
Total external revenues	111,266	29,090	11,426	—	—	151,782
Internal revenues	1,239	999	8,425	—	(10,663)	—
Total operating revenues	112,505	30,089	19,851	—	(10,663)	151,782

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	41,041	14,913	9,807	—	(9,927)	55,834
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	30,099	5,358	1,706	5,772	(736)	42,199
Integration and acquisition expenses	1,691	—	—	15	—	1,706
Depreciation and amortization	32,929	6,192	3,249	198	—	42,568
Total operating expenses	105,760	26,463	14,762	5,985	(10,663)	142,307
Operating income (loss)	$6,745	$3,626	$5,089	$(5,985)	$—	$9,475

Three Months Ended September 30, 2016
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$111,001	$24,948	$4,948	$—	$—	$140,897
Other	7,978	2,031	5,930	—	—	15,939
Total external revenues	118,979	26,979	10,878	—	—	156,836
Internal revenues	1,140	587	7,854	—	(9,581)	—
Total operating revenues	120,119	27,566	18,732	—	(9,581)	156,836

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	43,097	14,654	9,442	—	(8,876)	58,317
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	29,892	4,770	1,676	4,736	(705)	40,369
Integration and acquisition expenses	14,499	—	—	773	—	15,272
Depreciation and amortization	38,038	5,860	2,822	87	—	46,807
Total operating expenses	125,526	25,284	13,940	5,596	(9,581)	160,765
Operating income (loss)	$(5,407)	$2,282	$4,792	$(5,596)	$—	$(3,929)

Nine Months Ended September 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$323,262	$80,229	$15,301	$—	$—	$418,792
Other	15,133	6,283	18,712	—	—	40,128
Total external revenues	338,395	86,512	34,013	—	—	458,920
Internal revenues	3,707	2,153	24,568	—	(30,428)	—
Total operating revenues	342,102	88,665	58,581	—	(30,428)	458,920

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	117,829	45,052	28,409	—	(28,314)	162,976
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	88,201	15,083	5,065	19,139	(2,114)	125,374
Integration and acquisition expenses	9,607	—	—	266	—	9,873
Depreciation and amortization	104,231	18,070	9,536	460	—	132,297
Total operating expenses	319,868	78,205	43,010	19,865	(30,428)	430,520
Operating income (loss)	$22,234	$10,460	$15,571	$(19,865)	$—	$28,400

Nine Months Ended September 30, 2016
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$250,053	$73,455	$14,727	$—	$—	$338,235
Other	17,461	5,799	18,221	—	—	41,481
Total external revenues	267,514	79,254	32,948	—	—	379,716
Internal revenues	3,417	1,159	22,754	—	(27,330)	—
Total operating revenues	270,931	80,413	55,702	—	(27,330)	379,716

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	94,892	43,864	26,892	—	(25,294)	140,354
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	65,219	14,672	4,951	13,457	(2,036)	96,263
Integration and acquisition expenses	19,889	—	—	15,912	—	35,801
Depreciation and amortization	70,026	17,834	8,789	312	—	96,961
Total operating expenses	250,026	76,370	40,632	29,681	(27,330)	369,379
Operating income (loss)	$20,905	$4,043	$15,070	$(29,681)	$—	$10,337

Wireless Service Revenues

(in thousands)	Three Months Ended September 30,		Change
Service Revenues	2017	2016	$	%
Postpaid net billings (1)	$94,013	$97,470	$(3,457)	(3.5)
Sprint fees
Management fee	(7,460)	(7,919)	459	(5.8)
Net service fee	(7,872)	(6,745)	(1,127)	16.7
Waiver of management fee	7,440	7,996	(556)	(7.0)
	86,121	90,802	(4,681)	(5.2)
Prepaid net billings
Gross billings (2)	24,155	24,323	(168)	(0.7)
Sprint management fee	(1,502)	(1,521)	19	(1.2)
Waiver of management fee	1,521	1,521	—	—
	24,174	24,323	(149)	(0.6)
Travel and other revenues (2)	6,662	6,109	553	9.1
Accounting adjustments
Amortization of expanded affiliate agreement	(5,242)	(5,593)	351	(6.3)
Straight-line adjustment - management fee waiver	(4,320)	(4,640)	320	(6.9)
	(9,562)	(10,233)	671	(6.6)
Total Service Revenues	$107,395	$111,001	$(3,606)	(3.2)

_______________________________________________________
1) Postpaid net billings are defined under the terms of the affiliate contract with Sprint to be the gross billings to customers within our service territory less billing credits and adjustments and allocated write-offs of uncollectible accounts.
2) The Company is no longer including Lifeline subscribers to be consistent with Sprint. The above table reflects the reclassification of the related Assurance Wireless prepaid revenue within the Wireless segment from Prepaid gross billings to travel and other revenues.

(in thousands)	Nine Months Ended September 30,		Change
Service Revenues	2017	2016	$	%
Postpaid net billings (1)	$280,724	$218,327	$62,397	28.6
Sprint fees
Management fee	(22,465)	(17,914)	(4,551)	25.4
Net service fee	(22,852)	(15,986)	(6,866)	43.0
Waiver of management fee	22,426	13,126	9,300	70.9
	257,833	197,553	60,280	30.5
Prepaid net billings
Gross billings (2)	74,609	56,955	17,654	31.0
Sprint management fee	(4,622)	(3,524)	(1,098)	31.2
Waiver of management fee	4,642	2,486	2,156	86.7
	74,629	55,917	18,712	33.5
Travel and other revenues (2)	19,323	13,153	6,170	46.9
Accounting adjustments
Amortization of expanded affiliate agreement	(15,563)	(8,883)	(6,680)	75.2
Straight-line adjustment - management fee waiver	(12,960)	(7,687)	(5,273)	68.6
	(28,523)	(16,570)	(11,953)	72.1
Total Service Revenues	$323,262	$250,053	$73,209	29.3

______________________________________________________
1) Postpaid net billings are defined under the terms of the affiliate contract with Sprint to be the gross billings to customers within our service territory less billing credits and adjustments and allocated write-offs of uncollectible accounts.
2) The Company is no longer including Lifeline subscribers to be consistent with Sprint. The above table reflects the reclassification of the related Assurance Wireless prepaid revenue within the Wireless segment from Prepaid gross billings to travel and other revenues.